Exhibit 99.1

Contacts:
Methes Energies International Ltd.
Michel G. Laporte, Chairman and CEO
702-932-9964

FOR IMMEDIATE RELEASE

METHES ENERGIES COMPLETES CDN$1.6 MILLION DEBT REFINANCING

LAS VEGAS, NV, JULY 17, 2013 -- Methes Energies International Ltd. (NASDAQ: MEIL), a renewable energy company that offers an array of products and services to biodiesel fuel producers, announces that its wholly-owned subsidiary, Methes Energies Canada Inc., has finalized a CDN$1.6 million debt financing facility through a local Ontario, Canada lender. Methes Energies will use the proceeds to pay off its outstanding term loan of CDN$1.5 million which was entered into in June 2012 (the “June 2012 Loan”).

The new loan carries an annual interest rate of 12% compared to the 23% interest rate on the June 2012 Loan. The new loan requires monthly interest-only payments until it matures in July 2014. The loan is secured by Methes Energies’ Sombra, Ontario, real property and other personal property, excluding its leasehold interest in rail cars and its inventory, accounts receivable and their proceeds.

Nicholas Ng, President of Methes Energies said, "We are pleased to have closed on this new loan allowing us to save thousands of dollars per month. The savings will allow us to continue to invest in our growth strategy.”

About Methes Energies International Ltd.

Methes Energies International Ltd. is a renewable energy company that offers a variety of products and services to biodiesel fuel producers. Methes also offers biodiesel processors that are unique, truly compact, fully automated state-of-the-art and continuous flow that can run on a wide variety of feedstocks. Methes markets and sells biodiesel fuel produced at its showcase production facility in Mississauga, Ontario, Canada and at its recently commissioned 13 MGY facility in Sombra, Ontario, to customers in the U.S. and Canada, as well as providing multiple biodiesel fuel solutions to its clientele.  Among its services are selling commodities to its network of biodiesel producers, selling their biodiesel production and providing clients with proprietary software to operate and control their processors.  Methes also remotely monitors the quality and characteristics of its clients' production, upgrades and repairs their processors and advises clients on adjusting their processes to use varying feedstock to improve the quality of their biodiesel. For more information, please visit www.methes.com.

This press release contains forward-looking statements regarding future events and financial performance. In some cases, you can identify these statements by words such as “may,” “might,” “will,” “should,” “except,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms and other comparable terminology. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. There are or may be important factors that could cause our actual results to materially differ from our historical results or from any future results expressed or implied by such forward looking statements. These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the  year ended November 30, 2012, filed on February 25, 2013, as amended, which is available at the U.S. Securities and Exchange Commission website at www.sec.gov. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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